UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 25, 2024

Allegro MicroSystems, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39675	46-2405937
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

955 Perimeter Road
Manchester, New Hampshire		03103
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (603) 626-2300

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	ALGM	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On April 25, 2024, Allegro MicroSystems, Inc. (the “Company”), Sanken Electric Co., Ltd. (“Sanken”), Polar Semiconductor, LLC (“Polar”), and PS Investment Aggregator, L.P. (“Subscriber”) entered into a Sale and Subscription Agreement (the “Agreement”). Pursuant to the terms and conditions of the Agreement, in exchange for equity interests in Polar, Subscriber and an affiliate of Subscriber will make capital contributions to Polar of, in the aggregate, $175 million (the “Transaction”).

The Transaction is subject to a number of conditions to Closing, including the contribution of outstanding Polar indebtedness held by each of the Company (approximately $7.5 million in aggregate principal outstanding) and Sanken in exchange for new Polar equity units to recapitalize Polar prior to Closing and Polar receiving confirmation from the United States Department of Commerce, the United States Department of the Treasury and/or the State of Minnesota that it or they have awarded at least $310.7 million in aggregate direct funding and tax credits pursuant to the Creating Helpful Incentives to Produce Semiconductors and Science Act of 2022 (the “CHIPS Act”) or other grant-based funding program on terms and conditions acceptable to the Subscriber as well as other customary closing conditions.

The Agreement also contemplates that following Closing, the Company, Sanken and Subscriber shall contribute all their equity interests in Polar in exchange for limited partnership interests of a newly formed Delaware limited partnership that, following a series of reorganization transactions (the “Reorganization”), will be the ultimate parent indirectly holding all of Polar’s issued and outstanding equity units (“Polar Parent”). In connection with the Reorganization, the Company, Sanken and Subscriber shall enter into a new partnership agreement for Polar Parent to account for the Reorganization into a limited partnership structure. Following the Reorganization, it is expected that the Company’s ownership of Polar Parent will be approximately 10.2%.

The Company’s ability to terminate the Agreement is limited to a mutual termination by all the parties, although Polar and the Subscriber have additional grounds for termination, including the right to terminate if the Closing shall not have occurred before July 15, 2025.

The above description of the Agreement does not purport to be complete and is included solely as a summary of the material terms of the Agreement, a copy of which is filed as Exhibit 10.1 hereto and is incorporated by reference.

Sanken is the principal stockholder of the Company, beneficially owning, in the aggregate, approximately 51% of the Company’s issued and outstanding shares of common stock as of April 25, 2024. Katsumi Kawashima, who serves on the Company’s board of directors (the “Board”), is also a director and senior vice president of Sanken. As of April 25, 2024 and prior to the Transaction, Polar is owned jointly by the Company and Sanken, with the Company holding 30% of Polar’s equity interests and Sanken holding the other 70%. Kojiro Hatano, who serves on the Company’s Board, is also Chairman and CEO of Polar and an officer of Sanken. Paul Carl “Chip” Schorr IV, who serves on the Company’s Board, is also an investor in and a manager of the Subscriber.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
Exhibit 10.1*	Sale and Subscription Agreement by and among Allegro MicroSystems, Inc., Sanken Electric Co., Ltd., Polar Semiconductor, LLC, and PS Investment Aggregator, L.P., dated as of April 25, 2024
Exhibit 104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).

*Schedules and exhibits to the agreement have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company will furnish copies of any such schedules and exhibits to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLEGRO MICROSYSTEMS, INC.

Date: April 25, 2024	By:	/s/ Sharon S. Briansky
Sharon S. Briansky
Senior Vice President, General Counsel and Secretary